Exhibit 4.15

EXECUTION COPY

SHAREHOLDERS AGREEMENT

BY AND AMONG

INTELSAT S.A.,

THE BC INVESTOR,

THE SILVER LAKE INVESTOR

AND

THE MCGLADE SHAREHOLDER
December 6, 2018

TABLE OF CONTENTS
Article I CORPORATE GOVERNANCE4
Section 1.01Additional Provisions    4
Section 1.02Confidentiality    4
Section 1.03Governance Indemnification    5
Section 1.04Tag-Along Rights    6
Section 1.05Drag-Along Rights    7
Section 1.06Regulatory Matters    9
Section 1.07Effect of Transfer; Transfers and Counterparties to the Agreement    10
Article II [RESERVED]10
Article III REGISTRATION RIGHTS10
Section 3.01Sponsor Requested Registration    10
Section 3.02Company Registration    12
Section 3.03Company Control    14
Section 3.04Expenses of Registration    14

Section 3.05Registration Procedures    14
Section 3.06Indemnification    16
Section 3.07Information by the Shareholders    18
Section 3.08“Market Stand-off” Agreement    18
Section 3.09Transfer of Registration Rights    19
Section 3.10Termination    19
Section 3.11Unregistered Offerings    19
Article IV REPRESENTATIONS; WARRANTIES AND COVENANTS20
Section 4.01Representations and Warranties of the Shareholders    20
Section 4.02Representations and Warranties of the Company    21
Section 4.03Entitlement of the Company and the Shareholders to Rely on Representations and Warranties    21
Article V INTERPRETATION OF THIS AGREEMENT22
Section 5.01Defined Terms    22
Section 5.02Interpretive Provisions    26

Section 5.03Directly or Indirectly    26
Section 5.04Governing Law    26
Section 5.05Section Headings    26
Article VI MISCELLANEOUS26
Section 6.01Notices    26
Section 6.02Reproduction of Documents    28
Section 6.03Successors and Assigns    29
Section 6.04Entire Agreement    29
Section 6.05Amendment and Waiver    29
Section 6.06[Reserved].    29
Section 6.07Severability    29
Section 6.08Counterparts    30
Section 6.09Recapitalization, Exchange, Etc. Affecting the Company’s Stock    30
Section 6.10Submission to Jurisdiction; Waiver of Jury Trial    30
Section 6.11Specific Performance    30

Section 6.12No Third Party Liability    31
Section 6.13Termination    31

Schedule A –	BC Investor
Schedule B –	Silver Lake Investor
Schedule C –	McGlade Shareholder

SHAREHOLDERS AGREEMENT
This SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of December 6, 2018, by and among Intelsat S.A., a Luxembourg société anonyme, RCS Luxembourg B162135 (the “Company”); the shareholder of the Company listed on Schedule A hereto (the “BC Investor”); the shareholders of the Company listed on Schedule B hereto (the “Silver Lake Investor” and, together with the BC Investor, the “Sponsors” and each, a “Sponsor”); David McGlade and the other shareholders of the Company listed on Schedule C hereto (the “McGlade Shareholder” and, together with the BC Investor and the Silver Lake Investor, the “Shareholders” and each, a “Shareholder”).
R E C I T A L S
WHEREAS, the Company is party to (i) a Governance Agreement, dated as of April 23, 2013 (as amended from time to time, the “Existing Governance Agreement”), providing for the composition of the Board of Directors of the Company (the “Board”) and certain other matters, and (ii) three shareholders agreements, consisting of (a) a management shareholders agreement, effective as of February 4, 2008 (as amended from time to time and collectively with the individual side letters thereto, including, for avoidance of doubt, the McGlade Letter Agreement, the “Management Shareholders Agreement”), with the Sponsors and certain members of management, including David McGlade; (b) a shareholders agreement, dated as of February 4, 2008 (as amended from time to time, the “Sponsors Shareholders Agreement”), with the Sponsors; and (c) a shareholders agreement, dated as of February 4, 2008 (as amended from time to time, collectively with the Management Shareholders Agreement and the Sponsors Shareholders Agreement, the “Existing Shareholders Agreements”), with the Sponsors and two additional equity investors; and
WHEREAS, as a result of the passage of time and certain changes related to the Company’s share ownership, the parties desire to terminate the Existing Governance Agreement and the Existing Shareholders Agreements and enter into this Agreement, among the Company, the BC Investor, the Silver Lake Investor and the McGlade Shareholder, and a new governance agreement, dated as of the date hereof (the “2018 Governance Agreement”), between the Company and the BC Investor; and
WHEREAS, the parties understand that, by executing and delivering this Agreement and the 2018 Governance Agreement, the Existing Governance Agreement and the Existing Shareholders Agreements shall be terminated; and
WHEREAS, the parties hereto desire for this Agreement to contain the final, complete and exclusive agreement of the parties pertaining to its subject matter and supersede all prior written and oral agreements pertaining thereto; and

WHEREAS, as of the date of this Agreement, the Shareholders hold the number of shares of Common Stock of the Company (the “Shares”) as set forth opposite such Shareholder’s name on the Schedules hereto; and
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
Article I

CORPORATE GOVERNANCE
Section 1.01    Additional Provisions.
(a)    Information Rights. Until such time as the Silver Lake Investor owns less than 5% of the outstanding Common Stock of the Company, the Silver Lake Investor shall be entitled to receive from the Company upon reasonable request any information that is required pursuant to any bona fide internal and external reporting or other legal/compliance obligation that the Silver Lake Investor or its direct or indirect shareholders may have, subject to the redaction of any information which in the Company’s good faith judgment (i) is not appropriate to disclose to a Person who does not have a fiduciary duty to the Company and its shareholders, (ii) the disclosure of which could subject the Company to risk of liability and (iii) is subject to any attorney-client or other privilege; provided that the Company shall not share any information that constitutes material non-public or price-sensitive information.
Section 1.02    Confidentiality.
(a)    The Silver Lake Investor agrees and acknowledges that the Company may from time to time, pursuant to Section 1.01(a), share confidential, non-public information about the Company and any of its subsidiaries with the Silver Lake Investor.
(b)    The Silver Lake Investor shall keep confidential any confidential, non-public information relating to the Company or any subsidiary received by the Silver Lake Investor pursuant to the information rights set forth in Section 1.01(a) and Section 1.02(a) hereof or any similar rights (the “Confidential Information”); provided, that (i) Confidential Information may be disclosed if required by applicable law, regulation or legal process (subject to the provisions of Section 1.02(c) below), (ii)  the Silver Lake Investor may disclose Confidential Information to its (A) direct and indirect partners, members, investors, and prospective investors, (B) advisors, accountants, attorneys and (C) employees, agents, representatives (collectively (A) through (C), the “Representatives”).The term “Confidential Information” does not include information that (A) is or has become generally available to the public other than as a result of a direct or indirect disclosure by a Confidential Investor or any of its Representatives in breach of the provisions hereof, (B) was within the possession of a Confidential Investor or any of its Representatives from a source other than the Company prior to its being furnished to such Confidential Investor by or on behalf of the Company or (C) is received from a source other than the Company or its subsidiaries or any of their respective representatives or predecessor entities; provided, that in the case of each of (B) and (C) above, the source of such information was not believed by such Confidential Investor after reasonable inquiry to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information. For the avoidance of doubt, notwithstanding the foregoing, nothing in this Section 1.02 shall prevent the Silver Lake Investor, so long as the Silver Lake Investor is a private equity fund, from making any periodic reports to its limited partners in the ordinary course of business consistent with past practice; provided, that, to the extent any such periodic reports contain any Confidential Information, the Silver Lake Investor shall inform such limited partners of the confidential nature of such Confidential Information and such limited partners shall agree to the restrictions contemplated by this Section 1.02 that are applicable to such Confidential Information.
(c)    In the event that the Silver Lake Investor is required by applicable law, regulation or legal process to disclose any of the Confidential Information, the Silver Lake Investor shall promptly notify the Company in writing by facsimile and certified mail so that the Company may seek a protective order or other appropriate remedy. Nothing herein shall be deemed to prevent the Silver Lake Investor from honoring a subpoena (or governmental order) that seeks discovery of the Confidential Information if (A) a motion for a protective order, motion to quash and/or other motion filed to prevent the production or disclosure of the Confidential Information has been denied or is not made; provided, however, that the Silver Lake Investor disclose only that portion of the Confidential Information which the Silver Lake Investor’s outside legal counsel advises is legally required and that it exercise commercially reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information; or (B) the Company consents in writing to having the Confidential Information produced or disclosed pursuant to the subpoena (or governmental order). In no event will the Silver Lake Investor or any of its Representatives oppose any action by the Company to obtain a protective order or other relief to prevent the disclosure of the Confidential Information or to obtain reliable assurance that confidential treatment will be afforded the Confidential Information. The Company shall promptly reimburse the Silver Lake Investor for any reasonable costs and expenses (including fees and disbursements of counsel) incurred in connection with any action that the Silver Lake Investor may be required to take, or is requested by the Company to take, under this Section 1.02(c).
Section 1.03    Governance Indemnification.
(a)    The Company shall indemnify, pay, protect and hold harmless each member of the Board and the Silver Lake Investor and its representatives (collectively, the “Indemnitees”) to the fullest extent permitted under applicable law from and against any and all losses which may be imposed on, incurred by, or asserted against the Indemnitee in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Indemnitee when acting on behalf of the Company or any of its subsidiaries (the “Intelsat Group”) in any capacity, including as a member of the Board or a committee thereof, board of directors or similar governing body of any member of the Intelsat Group or a committee thereof (other than for such losses which are finally judicially determined by a competent court to have resulted from such Indemnitee’s fraud, gross negligence or willful misconduct). The Indemnitee shall have the right to employ joint counsel with the Company satisfactory to such Indemnitee and the Company shall reimburse the Indemnitee for the reasonable fees and expenses of such joint counsel; provided, however, that the Indemnitee shall also have the right to employ its own counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless: (x) the employment of such counsel has been specifically authorized in writing by the Company; (y) the Company has failed promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnitee; or (z) the named parties to any such action (including any impleaded parties) include both the Indemnitee and the Company or any subsidiary or Affiliate of the Company, and such Indemnitee shall have reasonably concluded that either (A) there may be one or more legal defenses available to it which are different from or additional to those available to the Company or such subsidiary or Affiliate of the Company or (B) a conflict may exist between such Indemnitee and the Company or such subsidiary or Affiliate of the Company. These indemnification rights shall be cumulative, in addition to any other rights that the Indemnitees may have and shall inure to the benefit of their heirs, successors, assignees, and administrators.
(b)    The Company hereby acknowledges that some of its directors (the “Specified Directors”) may have certain rights to indemnification and advancement of expenses provided by other entities and/or organizations (collectively, the “Fund Indemnitors”). The Company hereby agrees and acknowledges (A) that it is the indemnitor of first resort with respect to the Specified Directors (i.e., its obligations to the Specified Directors are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Specified Directors are secondary), (B) that it shall be required to advance the full amount of expenses incurred by the Specified Directors and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent not prohibited by (and not merely to the extent affirmatively permitted by) applicable law and as required by this Agreement or the Articles (or any other agreement between the Company and the Specified Directors), without regard to any rights the Specified Directors may have against the Fund Indemnitors and (C) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees and acknowledges that no advancement or payment by the Fund Indemnitors on behalf of the Specified Directors with respect to any claim for which the Specified Directors have sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Specified Directors against the Company.
Section 1.04    Tag-Along Rights.
(a)    In the event that the BC Investor intends to sell or otherwise Transfer any of its Shares to a third party that is not an Affiliate of the BC Investor (which for these purposes shall not include any limited partners of BC European Capital VIII to the extent distributed to such limited partners on a proportionate basis) (a “Proposed Transferee”) (other than (i) any Transfer to a Permitted Transferee, (ii) Transfers in a Public Offering pursuant to Article III of this Agreement, (iii) a distribution of Shares by the BC Investor to its members, partners, unitholders or stockholders, (iv) pursuant to Rule 144 under the Securities Act (in transactions subject to any applicable volume and manner of sale limitations of that rule) or (v) pursuant to an Approved Transaction), whether by merger, consolidation or sale of the Company’s equity interests, then the BC Investor (the “Selling Investor”) shall notify the Silver Lake Investor and the McGlade Shareholder (each, a “Tag-Along Investor” and, together, the “Tag-Along Investors”), in writing, of such proposed Transfer and its terms and conditions (including without limitation, the identity of the Proposed Transferee, the aggregate number of Shares agreed to be purchased, purchase price, any escrow and indemnity arrangements, form of consideration and the terms of payment, the “Tag-Along Third Party Terms”). Within ten (10) Business Days of the date of such notice, each Tag-Along Investor shall notify the Selling Investor in writing if it elects to participate in such Transfer. If any Tag-Along Investor fails to so notify the Selling Investor within such ten (10) Business Day period, such Tag-Along Investor shall be deemed to have waived its rights hereunder.
(b)    Any Tag-Along Investor that so notifies the Selling Investor shall have the right to sell to such third party, on the Tag-Along Third Party Terms, an amount of each class of Shares equal to the number of the same class of Shares the Proposed Transferee proposes to purchase, directly or indirectly, multiplied by a fraction, the numerator of which shall be the number of such class of Shares Owned by such Tag-Along Investor and the denominator of which shall be the aggregate number of such class of Shares Owned by the Selling Investor and all shares of Common Stock owned by such Tag-Along Investor and other shareholders of the Company who have exercised, in connection with such transaction, a right similar to the rights granted to such Tag-Along Investor in this Section 1.04.
(c)    The Selling Investor shall have a period of sixty (60) days following the expiration of the ten (10) Business Day period mentioned above to enter into a definitive agreement to sell all the Shares agreed to be purchased by the Proposed Transferee on the Third-Party Terms. With respect to Shares proposed to be Transferred, if the Proposed Transferee agrees to purchase more Shares than specified in the Third-Party Terms, the Tag-Along Investor shall also have the same right to participate in the Transfer of such additional Shares that are in excess of the amount set forth on the Tag-Along Third-Party Terms in accordance with this Section. With respect to the Shares proposed to be Transferred, if the Selling Investor is unable to cause the Proposed Transferee to purchase all the Shares proposed to be Transferred by the Selling Investor, the Tag-Along Investors and the other shareholders of the Company who have exercised a right similar to the rights granted to the Tag-Along Investors in this Section 1.04, then the number of Shares that each such Shareholder is permitted to sell in such proposed Transfer shall be reduced pro rata as contemplated by Section 1.04(b).
(d)    At the closing of the Transfer to any Proposed Transferee pursuant to this Section 1.04, the Proposed Transferee shall remit to any Tag-Along Investor who exercised its right under Section 1.04 (the “Tag-Along Right”) the consideration for the total sales price of the Shares held by such Tag-Along Investor sold pursuant hereto minus any such consideration to be escrowed or otherwise held back in accordance with the Tag-Along Third Party Terms. At the closing, such Tag-Along Investor shall deliver, or cause to be delivered, to the Proposed Transferee an instrument evidencing the Transfer of the subject Shares reasonably acceptable to the Company, and shall agree to comply with any other conditions to closing generally applicable to the Selling Investor and all other shareholders of the Company selling Shares in the transaction.
(e)    This Section 1.04 shall automatically terminate at such time as either Sponsor owns less than 5% of the outstanding Common Stock of the Company.
Section 1.05    Drag-Along Rights.
(a)    In connection with (i) the Transfer by the BC Investor or any of its Permitted Transferees (other than any Transfer to a Permitted Transferee) of at least 80% of the Shares owned by the BC Investor and its Permitted Transferees, as a whole, to a third party or parties that are not Affiliates of the BC Investor (a “Third Party Acquiror”) or (ii) a business combination of the Company with such Third Party Acquiror or the purchaser of all or substantially all of the assets of the Company by such Third Party Acquiror (any of the transactions described in clauses (i) and (ii), a “Sale Transaction”), the BC Investor shall have the right (the “Drag-Along Right”) to require that the Silver Lake Investor, the McGlade Shareholder and any of their respective Permitted Transferees (collectively, the “Subject Investors”), include in such Sale Transaction, on a pro rata basis, Shares then held by the Subject Investors of the same class as the Shares subject to such Sale Transaction. Notwithstanding the foregoing, the Subject Investors shall not be subject to any Drag-Along Right unless under the terms of the Sale Transaction, such Subject Investors receive consideration for their Shares to be included in such Sale Transaction equal to at least the initial cost of the Silver Lake Investor’s investment in the Company as of February 4, 2008.
(b)    For the avoidance of doubt, the BC Investor shall be entitled to exercise this Drag-Along Right with respect to the Subject Investors only if one or more of the BC Investor and its Permitted Transferees are participating in such Transfer.
(c)    To exercise a Drag-Along Right, the BC Investor shall give each Subject Investor a written notice (a “Drag-Along Notice”) containing (i) the name and address of the Third Party Acquiror and (ii) the terms and conditions of the Sale Transaction (including the identity of the Third Party Acquiror, the aggregate number of Shares agreed to be purchased by the Third Party Acquiror, the purchase price, any escrow and indemnity arrangements, the form of consideration and the terms of payment, the “Drag-Along Third Party Terms”). Each Subject Investor shall thereafter be obligated to sell its Shares (including any warrants or options owned by such Subject Investor) pursuant to the Drag-Along Third Party Terms.
(d)    The BC Investor shall have a period of sixty (60) days following the date of the Drag-Along Notice to enter into a definitive agreement to sell all the Shares agreed to be purchased by the Third Party Acquiror on the Drag-Along Third Party Terms. With respect to the Shares proposed to be Transferred, if the BC Investor is unable to cause the Third Party Acquiror to purchase all the Shares proposed to be Transferred by the BC Investor (and its Permitted Transferees) and the Subject Investors, then the number of Shares that each such shareholder is required to sell in such proposed Transfer shall be reduced pro rata based on the number of Shares proposed to be Transferred by such shareholder relative to the aggregate number of Shares proposed to be Transferred by all shareholders of the Company participating in such proposed Transfer.
(e)    At the closing of the Transfer pursuant to this Section 1.05, the Third Party Acquiror shall remit to the shareholders participating in such Sale Transaction the consideration for the total sales price of the Shares held by the shareholders sold pursuant hereto minus any consideration to be escrowed or otherwise held back in accordance with the Drag-Along Third Party Terms, if applicable. At the closing of the Transfer pursuant to this Section 1.05, the shareholders participating in such Transfer shall deliver to the Third Party Acquiror the certificates with respect to the Shares, if any, to be conveyed, duly endorsed and in negotiable form with any required documentary stamps affixed thereto or with an instrument evidencing the Transfer subject to the Drag-Along Right reasonably acceptable to the Company and shall agree to comply with any other conditions to closing generally applicable to the BC Investor and all other shareholders selling Shares in the transaction.
(f)    The Subject Investors shall consent to and raise no objections against the transaction triggering such Drag-Along Right and if such transaction is structured as a sale of stock, each Subject Investor shall take all actions that the Board reasonably deems necessary or desirable in connection with the consummation of the transaction; provided, however, the foregoing shall apply only if, under the terms of such transaction, the treatment of the Subject Investors shall be consistent with the treatment of the BC Investor, and that all representations, warranties, covenants, indemnities and agreements shall be made by the relevant shareholders severally and not jointly and that the aggregate amount of each Subject Investor’s, as the case may be, responsibility for any liabilities shall not exceed such Subject Investor’s pro rata share thereof, determined in accordance with such Subject Investor’s portion of the total number of Shares included in such Transfer; provided, further, that (x) in no event shall the aggregate amount of liability of any such Subject Investor exceed the proceeds such Subject Investor actually received in connection with the Transfer and (y) no Subject Investor shall be obligated to agree to any non-compete provisions without the written consent of each such Subject Investor participating in such Transfer. Without limiting the generality of the foregoing, and subject to the preceding sentence, each such Subject Investor agrees to (i) consent to and raise no objections against the transaction; (ii) execute any Share purchase agreement, merger agreement or other agreement entered into with the transferee with respect thereto; (iii) vote the Shares held by such Subject Investor in favor of the transaction triggering such Drag-Along Right and against any alternative transaction; (iv) refrain from the exercise of dissenters’ or appraisal rights with respect to the transaction; and (v) agree to any customary non-solicit provisions relating to employees of the Company requested in connection with such Transfer to the extent that other Subject Investors are required to agree to a similar non-solicit provision.
(g)    If any such Subject Investor receives securities which are Illiquid Securities as proceeds in connection with a Transfer contemplated by this Section 1.05, solely to the extent received by the BC Investor, such Subject Investor shall receive the right to tag-along on transfers by the BC Investor and be subject to drag-along rights of BC Investor with respect to such securities that are substantially similar to the tag-along rights and drag-along rights applicable to Shares of such Subject Investor under this Agreement and shall receive registration rights with respect to such securities that are substantially similar to the registration rights applicable to Shares under this Agreement to the extent received by the BC Investor; provided, that such rights may cease at such time as such securities are no longer Illiquid Securities.
(h)    This Section 1.05 shall automatically terminate at such time as either (i) the Sponsors together own in the aggregate less than 10% of the outstanding Common Stock of the Company or (ii) either Sponsor ceases to own any shares.
Section 1.06    Regulatory Matters. No Shareholder shall Transfer any equity interests in the Company prior to receipt of all regulatory or legal approvals that, based on advice of counsel, are required for such Transfer. To the extent that any regulatory or legal filings are so required in connection with such proposed Transfer, the Company shall cooperate and use its commercially reasonable efforts to obtain or, if applicable, assist such Shareholders in obtaining, such approvals. For the avoidance of doubt, commercially reasonable efforts of the Company under this Section 1.06 shall include the payment by the Company of reasonable fees and expenses of the Company or its subsidiaries related to such regulatory or legal filings; provided, that nothing in this Section 1.06 to the contrary shall require the Company to incur any fees and expenses related to any registered offering, the payment of which shall be governed by the applicable terms and conditions of Article III of this Agreement. In addition, no Shareholder shall be entitled to Transfer its Shares at any time if such Transfer would violate the Securities Act, or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Company or the Shares.
Section 1.07    Effect of Transfer; Transfers and Counterparties to the Agreement. Other than Transfers to Permitted Transferees, no Shareholder shall be entitled to Transfer any rights provided to such Shareholder under Article I of this Agreement without the prior approval of the Board. No Transfer of any Shares to any Permitted Transferee of any Shareholder shall become effective unless and until such Permitted Transferee (unless already a party to this Agreement) executes and delivers to the Company a counterpart to this Agreement, agreeing to be bound by the terms hereof in the same manner as the transferring Shareholder. Upon such Transfer and such execution and delivery, the Permitted Transferee shall be bound by, and entitled to the benefits of, this Agreement with respect to the transferred Shares in the same manner as the transferring Shareholder.
Article II

[RESERVED]
Article III

REGISTRATION RIGHTS
Section 3.01    Sponsor Requested Registration.
(a)    Request for Registration. If the Company shall receive from a Sponsor, at any time after the effective date of this Agreement, a written request that the Company effect a Registration with respect to all or a part of the Registrable Securities held by such Sponsor (such Sponsor, the “Initiating Investor”), the Company will (1) promptly give written notice of the proposed Registration to all other Shareholders; and (2) as soon as practicable, use its commercially reasonable efforts to effect such Registration (including, without limitation, filing post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities of any Initiating Investor or Initiating Investors as are specified in such request, together with all or such portion of the Registrable Securities of other Shareholders joining in such request as are specified in a written request of such Shareholders received by the Company within fifteen (15) business days after written notice from the Company is given under Section 3.01(a) above; provided that the Company shall not be obligated to effect, or take any action to effect, any such Registration pursuant to this Section 3.01:
(i)    in any jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such Registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder;
(ii)    during the period following any underwritten public offering by the Company as contemplated by Section 3.01(b) hereof, as such period may be extended by the underwriter representative;
(iii)    if the Company shall furnish to the Initiating Investor a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board it would be materially detrimental to the Company or its shareholders for such registration statement to be filed in the near future, in which case the Company’s obligation to use its commercially reasonable efforts to comply with this Article IV shall be deferred for one or more periods not to exceed ninety (90) days in the aggregate in any twelve-month period; or
(iv)    with respect to the Silver Lake Investor only, after the Company has effected one (1) such Registration requested by the Silver Lake Investor pursuant to this Section 3.01 during the previous 12 month period.
In the event the Company is not obligated to effect any requested Registration by virtue of the foregoing clauses (i) through (iv), such request shall not be deemed to be a request for Registration for purposes of this Section 3.01(a). The registration statement filed pursuant to the request of the Initiating Investors, subject to the provisions of Section 3.01(b)(ii) below, may include other securities of the Company which are held by the McGlade Shareholder, in accordance with the procedures set forth in Section 3.02. The Initiating Investor may specify that the Registration shall be a “shelf” registration statement, a registration document plus offering supplement, or such other form as the applicable governmental or regulatory authorities may from time to time accept to facilitate delayed or continues offerings of securities as permitted by applicable law, in which case the intended method of distribution contained the Initiating Investor’s request may be general in nature or contemplate multiple methods of distribution.
(b)    Underwriting.
(i)    If the Initiating Investors intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 3.01(a) and shall have the right to select the managing underwriter or underwriters to administer the offering; provided that such managing underwriter or underwriters shall be reasonably acceptable to the Company.
(ii)    If the McGlade Shareholder requests such inclusion, the Initiating Investors shall offer to include the securities of the McGlade Shareholder in the underwriting and may condition such offer on their acceptance of the further applicable provisions of this Article III. The Initiating Investors whose shares are to be included in such Registration and the Company shall (together with the McGlade Shareholder, if proposing to distribute their securities through such underwriting) complete and execute all questionnaires, indemnities, powers of attorney and other documents required for such underwriting and enter into an underwriting agreement in customary form, with the representative of the underwriter or underwriters selected for such underwriting.
(iii)    Notwithstanding any other provision of this Section 3.01, if the representative advises the Company and the Initiating Investors in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of shares included in the registration by the Shareholders shall be reduced on a pro rata basis (based on the number of shares held by such Shareholder), by such minimum number of shares as is necessary to comply with such request. No Registrable Securities or any other securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such Registration. If the inclusion of the securities of the McGlade Shareholder causes any of the Registrable Securities included in a written request by the Initiating Investors pursuant to Section 3.01(a) to be excluded from the underwriting by reason of the underwriter’s marketing limitation, such request shall not be deemed to be a demand for Registration for purposes of this Section 3.01. If the McGlade Shareholder has requested inclusion in such Registration as provided above and disapproves of the terms of the underwriting, the McGlade Shareholder may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Investors. The securities so withdrawn shall also be withdrawn from Registration. If the underwriter has not limited the number of Registrable Securities or other securities to be underwritten, the Company and officers and directors of the Company (who are not already included in the registration) may include its or their securities for its or their own account in such Registration if the representative so agrees and if the number of Registrable Securities and other securities which would otherwise have been included in such Registration and underwriting will not thereby be limited.
Section 3.02    Company Registration.
(a)    If the Company shall determine to Register any of its equity securities either for its own account or for the account of any Shareholder (including following the exercise of the rights set forth in Section 3.01), other than a Registration (x) relating solely to employee stock or benefit plans, (y) relating solely to a Commission Rule 145 transaction, or (z) on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company will:
(i)    promptly give to each Shareholder a written notice thereof; and
(ii)    include in such Registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by the Shareholders within fifteen (15) days after receipt of the last written notice from the Company described in clause (a) above, as the case may be, except as set forth in Section 3.02(b)(ii) below. Such written request may specify all or a part of the Shareholders’ Registrable Securities, as the case may be.
(b)    Underwriting.
(i)    If the Registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise each of the Shareholders as a part of the written notice given pursuant to Section 3.02(a)(i). In such event, the right of each of the Shareholders to Registration pursuant to this Section 3.02 shall be conditioned upon such Shareholder’s participation in such underwriting and the inclusion of such Shareholder’s Registrable Securities in the underwriting to the extent provided herein. The Shareholders whose shares are to be included in such Registration shall (together with the Company) agree to sell such Shareholder’s shares on the basis provided in any customary underwriting arrangements approved by the Company and complete and execute all customary questionnaires, power of attorney, indemnities and other documents, in each case in customary form, required for such underwriting arrangements and enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for underwriting by the Company.
(ii)    Notwithstanding any other provision of this Section 3.02, if the representative of the underwriter or underwriters determines that marketing factors require a limitation on the number of shares to be underwritten, the representative may (subject to the allocation priority set forth below) exclude from such Registration and underwriting some or all of the Registrable Securities which would otherwise be underwritten pursuant hereto. The Company shall so advise all Shareholders of securities requesting Registration, and the number of shares of securities that may be included in the Registration and underwriting by each of the Shareholders shall be reduced, on a pro rata basis (based on the number of shares of the class to be registered held by such Shareholders), by such minimum number of shares as is necessary to comply with such limitation. For the avoidance of doubt, none of the securities being Registered by the Company for its own account shall be excluded. If any of the Shareholders or any officer or director disapproves of the terms of any such underwriting, he or she may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.
The Company shall give written notice to all Shareholders of the receipt of a request for registration pursuant to this Section 3.02 and shall provide a reasonable opportunity for the McGlade Shareholder to participate in the Registration on substantially the same terms as the Company’s participation therein; provided, that the Sponsors are not treated more favorably than the McGlade Shareholder with respect to customary piggyback rights, customary cutbacks and other limitations; and provided further, that if the Registration is for an underwritten offering, the terms of Section 3.02(b) shall apply to all participants in such offering.
(c)    No Registration of Registrable Securities effected pursuant to a request under this Section 3.02 shall be deemed to have been effected pursuant to Section 3.01 or shall relieve the Company of its obligations under Section 3.01.

Section 3.03    Company Control. The Company may decline to file a registration statement referenced in Section 3.01 or 3.02, or withdraw such registration statement after filing, but prior to the effectiveness of the registration statement; provided that such restriction applies to all security holders selling securities through such registration statement; provided further that the Company shall promptly notify each Shareholder participating in the offering covered by such registration statement in writing of any such action. The Shareholders shall not be permitted to sell any securities pursuant to Section 3.01 or 3.02 at any time that the Board determines in good faith that it would be materially detrimental to the Company or its shareholders for sales of securities to be made; provided that all Shareholders shall be treated consistently in connection with each such determination; and provided further, that the Company shall promptly notify each Shareholder in writing of any such action. The Company shall have the sole discretion to select any and all underwriters that may participate in any underwritten offering.
Section 3.04    Expenses of Registration. All Registration Expenses incurred in connection with any Registration, qualification or compliance pursuant to this Article III shall be borne by the Company and the Shareholders pro rata to the respective amounts of securities proposed to be sold by each in the offering (if any), except that (a) notwithstanding the foregoing, the Company shall bear such pro rata Registration Expenses attributable to the McGlade Shareholder and (b) the following expenses shall be borne by the Shareholders incurring the same: (i) the costs and expenses of counsel to such Shareholder to the extent such Shareholder retains counsel (except the costs of one legal counsel for all selling shareholders to the extent retained, which shall be borne by the Company); (ii) discounts, commissions, fees or similar compensation owing to underwriters, selling brokers, dealer managers or other industry professionals, to the extent relating to the distribution or sale of such Shareholder’s securities; and (iii) transfer taxes with respect to the securities sold by such Shareholder.
Section 3.05    Registration Procedures. In the case of each Registration effected by the Company pursuant to this Article III, the Company will keep the Shareholders, as applicable, advised in writing as to the initiation of each Registration, the effective time of each such Registration and as to the completion thereof. At its expense, the Company will, subject to the terms of this Article III:
(a)    keep such Registration that has become effective continuously current and effective, and not subject to any stop order, injunction or other similar order or requirement of the Commission, until the earlier of (x) the expiration of the Required Period and (y) the date on which all Registrable Securities covered by such Registration (i) have been disposed of pursuant to such Registration or (ii) cease to be Registrable Securities; provided that in no event will such period expire prior to the expiration of the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 promulgated thereunder. In the event of any stop order, injunction or other similar order or requirement of the Commission or any other governmental or regulatory authority relating to any Registration, the Required Period for such Registration will be extended by the number of days during which such stop order, injunction or similar order or requirement is in effect. No request for Registration for purposes of Section 3.01(a) shall be deemed to have been effected while (x) such Registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental or regulatory authority or (ii) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such Registration are not satisfied other than by reason of a wrongful act, misrepresentation or breach of such applicable underwriting agreement by the Initiating Investor.
(b)    furnish such number of prospectuses, offer documents and other documents incident thereto as each of the Shareholders, as applicable, from time to time may reasonably request;
(c)    notify each of the Shareholders of Registrable Securities covered by such Registration at any time when a prospectus relating thereto is required to be delivered under the Securities Act or other applicable law of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;
(d)    furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such Registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and if permitted by applicable accounting standards;
(e)    before filing any registration statement, prospectus, offer document and other documents incident or any amendments or supplements thereto, the Company shall furnish to and afford each Shareholder of Shares covered by such document, and its advisors, and the managing underwriters, if any, a reasonable opportunity to review and comment on copies of all such documents (including copies of all exhibits thereto) proposed to be filed;
(f)    make available upon reasonable advance notice for inspection by any Shareholder of such Registrable Securities, any underwriter participating in any such distribution and any attorney, accountant or other professional retained by any such Shareholder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company as shall be reasonably necessary to enable them to conduct a “reasonable” investigation for purposes of Section 11(a) of the Securities Act and other applicable antifraud and securities laws and cause the Company’s officers, directors and employees to make available for inspection all information reasonably requested by such Shareholders in connection with such Registration;
(g)    use its commercially reasonable efforts to cause all Registrable Securities covered by a Registration to be listed or qualified for trading on any stock exchange or quotation service on which the Company’s outstanding Shares are listed or qualified for trading;
(h)    comply with all applicable rules and regulations of the applicable governmental or regulatory authority and, in the case of a U.S. public offering, make generally available to security holders an earning statement satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) not later than 45 calendar days after the end of any 12-month period (or 90 calendar days after the end of any 12-month period if such period is a fiscal year) (A) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a public offering and (B) if not sold to underwriters in such an offering, commencing on the first day of the fiscal quarter of the Company after the effective date of a registration statement, which statements shall cover said 12-month periods;
(i)    cooperate with each Shareholder and the managing underwriter, if any, participating in the disposition of such Registrable Securities in connection with any filings required to be made with the National Association of Securities Dealers, Inc. or any other analogous regulation; and
(j)    use its commercially reasonable efforts to take all other steps reasonably necessary to effect the Registration, qualification, offering and sale of the Registrable Securities covered by a Registration contemplated hereby and enter into any other customary agreements and take such other actions, including participation in “roadshows”, as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.
Section 3.06    Indemnification.
(a)    To the extent permitted by law, the Company will indemnify, as applicable, the McGlade Shareholder and each of the Sponsors and its officers, directors and partners and each Person controlling each of the Sponsors, with respect to each Registration which has been effected pursuant to this Article III, and each underwriter for such Sponsors, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any of the following (each, a “Violation”): (x) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, (y) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (z) any violation by the Company of the Securities Act or the Exchange Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such Registration, qualification or compliance; and will reimburse the McGlade Shareholder and each of the Sponsors and its officers, directors and partners, and each Person controlling each of the Sponsors, each such underwriter and each Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to any Shareholder, underwriter or controlling person to the extent that any such claim, loss, damage, liability or expense arises out of or is based upon a Violation which occurs in reliance upon information furnished to the Company by the Shareholder, underwriter or controlling person seeking to be indemnified, where such information is specifically provided in writing for use in such prospectus, offering circular or other document.
(b)    Each of the Shareholders will, if Registrable Securities held by it are included in the securities as to which such Registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter, each other selling shareholder and each of their officers, directors, and partners, and each person controlling such other shareholder against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document made by such Shareholder, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements by such Shareholder therein not misleading, and will reimburse the Company and such other shareholders, directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Shareholder and stated to be specifically for use therein; provided, however, that the obligations of each of the Shareholders hereunder shall be limited to an amount equal to the net proceeds to such Shareholder of securities sold as contemplated herein.
(c)    Each party entitled to indemnification under this Section 3.06 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party’s expense (unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the expense of the Indemnifying Party); provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article III unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.
(d)    If the indemnification provided for in this Section 3.06 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations except that such contribution shall be limited to an amount equal to the net proceeds to such Shareholder of securities sold as contemplated herein. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering contemplated by this Agreement are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall be controlling.
(f)    The Company will not be liable to any Shareholder to the extent that any claims, losses, damages and liabilities arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if either (i) such untrue statement or alleged untrue statement or such omission or alleged omission was corrected in a final prospectus or issuer free writing prospectus provided to such Shareholder and the underwriters prior to the confirmation of the sale of relevant securities to the Person asserting the claim from which such losses, damages and liabilities arise, and such Shareholder or underwriter thereafter failed to send or deliver a copy of the final prospectus or issuer free writing prospectus with or prior to the delivery of written confirmation of such sale in any case in which such delivery is required under the Securities Act or other applicable law or (ii) such untrue statement or alleged untrue statement or omission or alleged omission was corrected in an amendment or supplement to the final prospectus or issuer free writing prospectus previously furnished by or on behalf of the Company and such final prospectus or issuer free writing prospectus as so amended or supplemented was provided to such Shareholder or underwriter prior to the confirmation of the sale of the relevant securities to the Person asserting the claim from such losses, damages and liabilities arise, and such Shareholder or underwriter thereafter failed to send or deliver such final prospectus or issuer free writing prospectus as so amended or supplemented with or prior to the delivery of written confirmation of such sale in any case in which such delivery is required under the Securities Act or other applicable law.
Section 3.07    Information by the Shareholders. Each of the Shareholders holding securities included in any Registration shall furnish to the Company such information regarding such Shareholder and the distribution proposed by such Shareholder as the Company may reasonably request in writing and as shall be reasonably required in connection with any Registration, qualification or compliance referred to in this Article III.
Section 3.08    “Market Stand-off” Agreement.
(a)    Each of the Shareholders agrees not to sell or otherwise transfer or dispose of any Registrable Securities held by such Shareholder, if requested by the Company, an Initiating Investor or an underwriter of equity securities of the Company, for a period not longer than the 90-day period following the consummation of an underwritten public offering covered by any registration statement of the Company filed under the Securities Act; provided that if such offering includes a primary underwritten offering by the Company, all directors and substantially all officers of the Company enter into similar agreements; and provided further that if such offering does not include a primary underwritten offering by the Company, the Shareholders shall only be required to enter into such agreements if such Shareholder is selling shares in connection with such offering.
(b)    If requested by the underwriters, the Shareholders shall execute a separate agreement to the foregoing effect. The Company may impose stop transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said period. The provisions of this Section 3.08 shall be binding upon any transferee who acquires Registrable Securities other than those obtained in a sale pursuant to Rule 144 or as a result of an effective registration statement.
Section 3.09    Transfer of Registration Rights. The registration rights set forth in this Article III may be assigned, in whole or in part, to any Permitted Transferee (who shall be bound by all obligations of this Agreement), provided that such Transfer is in accordance with the terms of this Agreement.
Section 3.10    Termination. The provisions of this Article III shall not be available and shall terminate (i) as to the McGlade Shareholder, at such time as all of the Registrable Securities held by the McGlade Shareholder have been sold in a registration pursuant to the Securities Act or pursuant to Rule 144 and (ii) as to any Sponsor, at such time as such Sponsor owns less than 5% of the outstanding Common Stock of the Company.
Section 3.11    Unregistered Offerings.
(a)    The parties hereto hereby agree that, in the event that the Company or a Sponsor proposes to make an underwritten offering of the Shares (a) that is exempt from, or not subject to, any requirement to obtain Registration and (b) with respect to which the Sponsor or Sponsors proposing such underwritten offering request the cooperation and participation of the Company or the management of the Company in performing due diligence and marketing such offering to potential investors, the relevant notice provisions of Section 3.01 or 3.02 will apply and the required notice will state that the offering is proposed to be made on an unregistered basis.
(b)    In that event, the parties agree to proceed with such an offering on an unregistered basis in good faith as and to the extent provided herein with respect to a registered offering and that the registration rights provisions of this Agreement will apply mutatis mutandis to such unregistered offering, including, without limitation, provisions relating to the Company’s ability to delay an offering, allocations of securities included in an offering, the Company’s obligations with respect to an offering (including indemnification provisions and procedures), selection of underwriters, hold-back agreements, expenses associated with an offering and other matters.
(c)    The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder (or, if the Company is not required to file such reports, it will, upon the reasonable request of the applicable Sponsor, make publicly available such necessary information for so long as necessary to permit sales pursuant to Rules 144, 144A or Regulation S under the Securities Act), and it will take such further action as such Sponsor may reasonably request, all to the extent required from time to time to enable such Sponsor to sell its Shares without Registration under the Securities Act within the limitation of the exemptions provided by Rules 144, 144A or Regulation S under the Securities Act, as such rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission. Upon the reasonable request of a Sponsor, the Company will deliver to such Sponsor a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.
Article IV

REPRESENTATIONS; WARRANTIES AND COVENANTS
Section 4.01    Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants, severally and not jointly, and solely on its own behalf, to each other Shareholder and to the Company that on the date hereof:
(a)    Existence; Authority; Enforceability. Such Shareholder has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. Such Shareholder is duly organized and validly existing under the laws of its jurisdiction of organization (if not an individual), and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary corporate or other action, and no other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such Shareholder and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.
(b)    Absence of Conflicts. The execution and delivery by such Shareholder of this Agreement and the performance of its obligations hereunder do not and will not (i) conflict with, or result in the breach of any provision of the constitutive documents of such Shareholder (if not an individual); (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which such Shareholder is a party or by which such Shareholder’s assets or operations are bound or affected; or (iii) violate, in any material respect, any law applicable to such Shareholder.
(c)    Consents. Other than any consents that have already been obtained, no governmental consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Shareholder in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of any of the transactions contemplated herein.
Section 4.02    Representations and Warranties of the Company. The Company hereby represents and warrants to each Shareholder that on the date hereof:
(a)    Existence; Authority; Enforceability. The Company has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. The Company is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary corporate or other action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by the Company and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.
(b)    Absence of Conflicts. The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder do not and will not (i) conflict with, or result in the breach of any provision of the organizational documents of the Company or any of its subsidiaries; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which the Company or any of its subsidiaries is a party or by which the Company’s or any of its subsidiaries’ assets or operations are bound or affected; or (iii) violate, in any material respect, any law applicable to the Company or any of its subsidiaries.
(c)    Consents. Other than any consents that have already been obtained, no governmental consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by the Company or any of its subsidiaries in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of any of the transactions contemplated herein.
Section 4.03    Entitlement of the Company and the Shareholders to Rely on Representations and Warranties. The foregoing representations and warranties may be relied upon by the Company and by the Shareholders in connection with the entering into of this Agreement.
Article V

INTERPRETATION OF THIS AGREEMENT
Section 5.01    Defined Terms As used in this Agreement, the following terms have the respective meaning set forth below:
(a)    “Affiliate” shall mean any Person, directly or indirectly controlling, controlled by or under common control with such Person. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
(b)    “Agreement” shall have the meaning set forth in the preamble.
(c)    “Approved Transaction” means a Transfer to a third party that (i) enters into a definitive written agreement with the Company to consummate a transaction that would result in such third party obtaining not less than ninety-five percent of the total outstanding number of the Company’s voting securities (including by means of merger, consolidation, sale of the Company’s equity interests or any combination thereof) and that is open on the same terms to all shareholders of the Company or (ii) commences a tender offer or an exchange offer for not less than ninety-five percent of the total outstanding number of the Company’s voting securities and that is open on the same terms to all shareholders of the Company, in each case of clauses (i) and (ii) which is approved by the Board.
(d)    “Articles” means the Amended and Restated Articles of Incorporation of the Company dated April 18, 2013, as amended from time to time.
(e)    “BC Investor” shall have the meaning set forth in the preamble.
(f)    “Board” shall have the meaning set forth in the recitals.
(g)    “Business Day” means any day other than a Saturday or Sunday or a day on which commercial banks are required or permitted by law to be closed in the City of New York in the State of New York.
(h)    “Commission” shall mean the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
(i)    “Common Stock” shall mean the common shares of the Company, nominal value $0.01 per share, and any shares of capital stock of the Company issued or issuable with respect to such shares by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof.
(j)    “Company” shall have the meaning set forth in the preamble.
(k)    “Confidential Information” shall have the meaning set forth in Section 1.02(b).
(l)    “Confidential Investors” shall have the meaning set forth in Section 1.02(b).
(m)    “Drag-Along Notice” shall have the meaning set forth in Section 1.05(c).
(n)    “Drag-Along Right” shall have the meaning set forth in Section 1.05(a).
(o)    “Drag-Along Third Party Terms” shall have the meaning set forth in Section 1.05(c).
(p)    “Exchange Act” shall mean the Securities Exchange Act of 1934.
(q)    “Existing Governance Agreement” shall have the meaning set forth in the recitals.
(r)    “Existing Shareholders Agreements” shall have the meaning set forth in the recitals.
(s)    “Fund Indemnitors” shall have the meaning set forth in Section 1.03(b).
(t)    “Illiquid Securities” shall mean securities which are not traded or quoted on one or more national securities exchanges (within the meaning of the Exchange Act) or the NASDAQ Global Market or on a comparable securities market or exchange existing now or in the future, or which are so traded or quoted but which are subject to a contractual restriction on transfer.
(u)    “Indemnified Party” shall have the meaning set forth in Section 3.06.
(v)    “Indemnifying Party” shall have the meaning set forth in Section 3.06.
(w)    “Indemnitees” shall have the meaning set forth in Section 1.03(a).
(x)    “Initiating Investor” shall have the meaning set forth in Section 3.01.
(y)    “Intelsat Group” shall have the meaning set forth in Section 1.03(a).
(z)    “Management Shareholders Agreement” shall have the meaning set forth in the recitals.
(aa)    “McGlade Letter Agreement” shall mean the letter agreement, dated as of May 6, 2009, as amended, among the Company, David McGlade and Ronald P. McGlade, Trustee (On Behalf of the McGlade Family Trust dated January 2, 2009).
(bb)    “McGlade Shareholder” shall have the meaning set forth in the preamble.
(cc)    “Permitted Transferee” shall mean the recipient of any Transfer of Shares (i) to any Person for estate planning purposes, only in the case of an individual, (ii) to an Affiliate, (iii) to any Person by operation of law, (iv) in the case of an individual, to such Person’s immediate family or lineal descendants, (v) in the case of an individual, to a trust for the benefits of such Person or such Person referred to in the immediately preceding clause (iv), (vi) in the case of an individual, to a limited liability corporation or partnership which is beneficially owned by such Person and/or by such Person referred to in clause (iv), or (vii) in the case of an individual, upon such Person’s death, to an executor, administrator, testamentary trustee, legatee and beneficiaries; provided, that in each instance that such transferee agrees to be bound by the provisions of this Agreement as if such transferee were an original signatory hereto; and provided further that that (A) any Permitted Transferee of the BC Investor shall be treated as the BC Investor for all purposes hereof, (B) any Permitted Transferee of the Silver Lake Investor shall be treated as the Silver Lake Investor for all purposes hereof and (C) any Permitted Transferee of the McGlade Shareholder shall be treated as the McGlade Shareholder for all purposes hereof.
(dd)    “Person” shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.
(ee)    “Proposed Transferee” shall have the meaning set forth in Section 1.04(a).
(ff)    “Public Offering” means an underwritten public offering of Common Stock pursuant to an effective registration statement (other than on Form S-4, Form F-4, Form S-8 or their respective equivalents) filed by the Company under the Securities Act.
(gg)    “Register”, “Registered” and “Registration” shall mean to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such registration statement; provided, however, that a Registration shall also include, but only for purposes of a request for Registration by the Silver Lake Investor pursuant to Section 4.01, a registration under the securities laws of any jurisdiction in which the Company has equity securities listed on a securities exchange or quotation system or otherwise has equity securities registered or qualified under the securities law of such jurisdiction.
(hh)    “Registrable Securities” shall mean all Shares held by the Shareholders and all Shares issued or issuable upon conversion of any Shares held by such investors; provided that Registrable Securities shall mean, for all purposes under Section 3.01 (including the definitions set forth therein), all shares of Common Stock and all shares of Common Stock issued or issuable upon conversion of any Shares.
(ii)    “Registration Expenses” shall mean all expenses incurred by the Company in compliance with Section 3.01 and 3.02 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, fees and expenses of counsel for the Shareholders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).
(jj)    “Required Period” shall mean with respect to a “shelf registration”, two years following the first day of effectiveness of such Registration, and with respect to any other Registration, one hundred and eighty (180) days following the first day of effectiveness of such Registration.
(kk)    “Sale Transaction” shall have the meaning set forth in Section 1.05(a).
(ll)    “Securities Act” shall mean the Securities Act of 1933.
(mm)    “Selling Investor” shall have the meaning set forth in Section 1.04(a).
(nn)    “Shareholders” shall have the meaning set forth in the preamble.
(oo)    “Shares” shall have the meaning set forth in recitals and shall include any shares of capital stock of the Company issued or issuable with respect to such shares by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof.
(pp)    “Silver Lake Investor” shall have the meaning set forth in the preamble.
(qq)    “Specified Directors” shall have the meaning set forth in Section 1.03(b).
(rr)    “Sponsors” shall have the meaning set forth in the preamble.
(ss)    “Sponsors Shareholders Agreement” shall have the meaning set forth in the recitals.
(tt)    “Subject Investors” shall have the meaning set forth in Section 1.05(a).
(uu)    “Subsidiary” or “subsidiary” means, with respect to any specified Person, any entity of which the specified Person (either alone or through or together with any other subsidiary of such specified Person) (i) owns, directly or indirectly, more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such entity (or, in the case of a partnership, limited liability company or other similar entity, control of the general partnership, managing member or similar interests), or (ii) controls the management.
(vv)    “Tag-Along Investor” shall have the meaning set forth in Section 1.04(a).
(ww)    “Tag-Along Right” shall have the meaning set forth in Section 1.04(d).
(xx)    “Tag-Along Third Party Terms” shall have the meaning set forth in Section 1.04(a).
(yy)    “Third Party Acquiror” shall have the meaning set forth in Section 1.05(a).
(zz)        “Transfer” shall mean any sale, transfer, conveyance, assignment, pledge, encumbrance, hypothecation or other disposition, whether directly or indirectly; and “Transferred”, “Transferee”, “Transferability”, and “Transferor” shall each have a correlative meaning. For the avoidance of doubt, a sale, transfer, conveyance, assignment, pledge, encumbrance, hypothecation or other disposition of an interest in any Shareholder all or substantially all of whose assets are Shares shall constitute a “Transfer” for purposes of this Agreement, as if such interest was a direct interest in the Company.
([[)        “Violation” shall have the meaning set forth in Section 3.06(a).
Section 5.02    Interpretive Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a)    the terms defined herein are applicable to the singular as well as the plural forms of such terms;
(b)    when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
(c)    the word “or” is not exclusive and whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;
(d)    pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;
(e)    the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and
(f)    references herein to (i) an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (ii) any law means such law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also any rules and regulations promulgated thereunder.
Section 5.03    Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
Section 5.04    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.
Section 5.05    Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.
Article VI

MISCELLANEOUS
Section 6.01    Notices.
(a)    All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or email or mailed by overnight courier or by registered or certified mail, postage prepaid:
To the BC Investor:
c/o BC Partners, Inc.
650 Madison Avenue
New York, NY 10065
Tel.: (212) 891-2880
Fax: (212) 891-2899
Attn:    Justin Bateman
Email: justin.bateman@bcpartners.com
with a copy to:
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Tel.: (212) 906-1200
Fax: (212) 751-4864
Attn:     Raymond Lin; John Giouroukakis
Email:    raymond.lin@lw.com; john.giouroukakis@lw.com
To the Company:
Intelsat S.A.
4, rue Albert Borschette
L-1246 Luxembourg
Tel.: +352 27-84-1600
Fax: +(352) 27-84-1690
Attn:    General Counsel
Email: michelle.bryan@intelsat.com
with a copy to:
c/o BC Partners, Inc.
650 Madison Avenue
New York, NY 10065
Tel.: (212) 891-2880
Fax: (212) 891-2899
Attn:    Justin Bateman
Email: justin.bateman@bcpartners.com
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Tel.: (212) 735-3000
Fax: (212) 735-2000
Attn:     Eric L. Cochran
Email:    eric.cochran@skadden.com
To the Silver Lake Investor:
SLP III Investment S.a r.l

SLP III Investment Holding S.à r.l.
2, rue Edward Steichen
L-2540 Luxembourg
With a copy to:
c/o Silver Lake Partners III, L.P.
2775 Sand Hill Road, Suite 100
Menlo Park, California 94025
Tel.: (650) 233-8120
Fax: (650) 233-8125
Attn: Karen King
Email: karen.king@silverlake.com
To the McGlade Shareholder:
c/o David McGlade
4, rue Albert Borschette
L-1246 Luxembourg
Attn: David McGlade
Email: David.Mcglade@intelsat.com
or at such other address and to the attention of such other person as the Shareholder may designate by written notice to the Company and the other Shareholders.
(b)    Any notice so addressed shall be deemed to be given: if delivered by hand, facsimile or email, on the date of such delivery; if mailed by overnight courier, on the first Business Day following the date of such mailing; and if mailed by registered or certified mail, on the third Business Day after the date of such mailing.
Section 6.02    Reproduction of Documents. This Agreement and all documents relating thereto, including (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by each Shareholder pursuant hereto and (iii) financial statements, certificates and other information previously or hereafter furnished to each Shareholder, may be reproduced by each Shareholder by a photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and each Shareholder may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by each Shareholder in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
Section 6.03    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties.
Section 6.04    Entire Agreement. The parties agree that, by executing and delivering this Agreement and the 2018 Governance Agreement, the Existing Governance Agreement and the Existing Shareholders Agreements (including, for avoidance of doubt, the McGlade Letter Agreement and all other individual side letters to the Management Shareholders Agreement) are hereby terminated as to these parties. This Agreement constitutes the entire understanding of the parties hereto relating to the subject matters hereof and supersede all prior understandings among such parties. This Agreement shall be interpreted independent of and without regard to any other agreement, unless otherwise specifically provided for in this Agreement.
Section 6.05    Amendment and Waiver. This Agreement may be amended, supplemented or modified, and the observance of any term of this Agreement may be waived, with (and only with) the consent of the Company and each of the Sponsors; provided, that if such amendment, modification, supplement or waiver materially and adversely affects any Shareholder in a manner disproportionate to the other Shareholders (or group of Shareholders), the consent of such Shareholder shall be required. For the avoidance of doubt, (i) the registration rights of the McGlade Shareholder set forth in Article III may not be terminated or amended in any manner that would materially and adversely affect such rights of the McGlade Shareholder without the prior written consent of the McGlade Shareholder, (ii) the registration rights of the Silver Lake Investor set forth in Article III may not be terminated or amended in any manner without the prior written consent of the Silver Lake Investor and (iii) the rights of the Silver Lake Investor with respect to Section 1.01, Section 1.02 and Section 1.03 may not be amended without the prior written consent of the Silver Lake Investor. Notwithstanding the foregoing, any amendments, supplements or modifications to add or remove parties to this Agreement as a result of Transfers permitted herein shall not require the consent of any Shareholder. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. All costs and expenses incurred in connection with any amendment or waiver of the terms of this Agreement shall be borne by the Shareholder incurring the same.
Section 6.06    [Reserved].
Section 6.07    Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect. If legally permitted, the unenforceable provision will be replaced with an enforceable provision that as nearly as possible gives effect to the parties’ intent.
Section 6.08    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or pdf format), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.
Section 6.09    Recapitalization, Exchange, Etc. Affecting the Company’s Stock. Nothing in this Agreement shall prevent the Company (subject to Board approval) from effecting any recapitalization, corporate reorganization, “corporate inversion” involving the creation of one or more holding companies and/or holding company subsidiaries, or similar transaction. The provisions of this Agreement shall apply, to the full extent set forth herein, with respect to any and all shares of Common Stock, and all of the other shares of capital stock of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets, business combination or otherwise) that may be issued in respect of, in exchange for, or in substitution of such shares of capital stock and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations, and the like occurring after the date hereof.
Section 6.10    Submission to Jurisdiction; Waiver of Jury Trial. EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SHAREHOLDERS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 6.11    Specific Performance. The Company and the Shareholders hereby acknowledge and agree that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any party hereto to perform any of its obligations set forth in this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.
Section 6.12    No Third Party Liability. This Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto; and no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto), unless party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).
Section 6.13    Termination. Subject to the last sentence of this Section 6.13, this Agreement shall terminate automatically at such time as Section 1.04, Section 1.05 and the provisions of Article III have all terminated according to their terms. Termination of any provision of this Agreement shall not relieve any party from any liability for the breach of any obligations set forth in this Agreement prior to such termination. Notwithstanding anything contained herein to the contrary, the provisions of Section 3.06 and Article VI shall survive any termination of any provisions of this Agreement pursuant to Section 6.13.
[Remainder of the page left intentionally blank.]
IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Shareholders Agreement as of the date first above written.

COMPANY:	INTELSAT S.A. By: /s/Michelle V. Bryan Name: Michelle V. Bryan Title: Executive Vice President, General Counsel, Chief Administrative Officer and Secretary

SHAREHOLDERS – BC INVESTOR:	SERAFINA S.A. By: /s/Pierre Stemper Name: Pierre Stemper Title: Director By: /s/Christelle Rétif_________________________ Name: Christelle Rétif Title: Director

SHAREHOLDERS – SILVER LAKE INVESTOR:	SLP III INVESTMENT HOLDING S.ÀR.L. By: /s/Karen M. King Name: Karen M. King Title: Manager
SILVER LAKE GROUP, L.L.C. By: /s/Karen M. King Name: Karen M. King Title: Managing Director and Chief Legal Officer

SHAREHOLDERS – MCGLADE SHAREHOLDER:	DAVID MCGLADE By: /s/David McGlade MCGLADE INVESTMENTS II LLC By: /s/David McGlade Name: David McGlade Title: Managing Member
DAVID MCGLADE, as trustee for the ARTICLE 4 FAMILY TRUST U/T DAVID MCGLADE 2009 GRAT By: /s/David McGlade DAVID MCGLADE, as trustee for the David P. McGlade Declaration of Trust By: /s/David McGlade

SCHEDULE A

BC Investor

Shareholder	Number of Common Shares

Serafina S.A.	64,984,207

Exhibit 4.15

EXECUTION COPY

SCHEDULE B

Silver Lake Investor

Shareholder	Number of Common Shares

SLP III Investment Holding S.à r.l.	13,892,905
Silver Lake Group, L.L.C.	277,780

SCHEDULE C

McGlade Shareholder

Shareholder	Number of Common Shares

David McGlade	928,371
McGlade Investments II LLC	555,717
Article 4 Family Trust U/T David McGlade 2009 GRAT	739,326
David P. McGlade Declaration of Trust	273,767